Exhibit 99.1

NEWS RELEASE

MOD-PAC CORP. × 1801 Elmwood Avenue × Buffalo, NY × 14207	For more information contact:
Kei Advisors LLC Deborah K. Pawlowski / Craig P. Mychajluk 716.843.3908 / 716.843.3832 dpawlowski@keiadvisors.com cmychajluk@keiadvisors.com

FOR IMMEDIATE RELEASE

MOD-PAC Corp.’s Board of Directors Approves Offer to Acquire
All of the Company’s Outstanding Shares of Common Stock
and Class B Stock for $8.40 per Share in Cash

BUFFALO, NY, April 11, 2013 – MOD-PAC CORP. (NASDAQ: MPAC) (the “Company”) announced that it has entered into a definitive merger agreement under which

Kevin T. Keane, Chairman of the Company and Daniel G. Keane, President and Chief Executive Officer of the Company, and their affiliates and associates (the “Buyer Group”) will acquire the Company through Rosalia Capital LLC, an entity they control that was formed for the purposes of the acquisition.

Under the agreement, the Company’s shareholders, excluding the Buyer Group, will receive $8.40 per share for each share of the Company’s Common Stock and Class B Stock, in cash, upon completion of the transaction.  The price represents a premium of 53% to the closing price of the Company’s shares on October 26, 2012, the last full trading day before the announcement by the Buyer Group of its proposal to acquire all of the outstanding stock of the Company and a premium of 83% to the volume-weighted average trading price for the 30 trading days ended October 26, 2012.  Also, the price represents a premium of 16.7% to the price originally proposed by the Buyer Group on October 26, 2012, when the Buyer Group announced its acquisition proposal.

The Buyer Group are the beneficial owners of approximately 18.7% in the aggregate of the Company’s outstanding Common Stock and approximately 51.9% in the aggregate of the Company’s outstanding Class B Common Stock, which together represent approximately 41.0% of the voting power in the aggregate of the Company’s stock.

A special committee of the Board of Directors, comprised of all of the independent directors of the Company, was formed in October 2012 to review the proposal from the Buyer Group, with the assistance of independent legal and financial advisors.  The special committee completed a thorough review of the proposal, considered alternatives, and unanimously concluded that the transaction with the Buyer Group was in the best interests of the Company’s shareholders other than the Buyer Group.  Based on the unanimous recommendation of the special committee, the agreement was also approved by the Board of Directors.

Completion of the transaction is subject to certain closing conditions, including receipt of shareholder approval and other customary conditions.  The merger agreement contains a non-waivable condition that a majority of the votes cast at the shareholder meeting to approve the merger and to adopt the merger agreement, other than those shares owned by the Buyer Group, have been voted in favor of such actions.  In addition, M&T Bank has entered into a binding commitment letter to provide debt financing in the event the closing conditions have been met.

MOD-PAC Corp.’s Board of Directors Approves Offer to Acquire All of the Company’s Outstanding Shares of Common Stock and Class B Stock for $8.40 per Share in Cash
April 11, 2013

Western Reserve Partners LLC and Harter Secrest & Emery LLP are acting as financial advisor and legal advisor, respectively, to the special committee.

Daroth Capital Advisors LLC and Schulte Roth & Zabel LLP are acting as financial advisor and legal advisor, respectively, to Daniel G. Keane and Rosalia Capital LLC.

Hodgson Russ LLP is acting as legal advisor to the Company.

About MOD-PAC Corp.

MOD-PAC CORP. is a leading designer and manufacturer of folding carton packaging employing high value-added services and on-demand delivery. MOD-PAC provides custom folding cartons for branded and private label consumer products in the food and food service, healthcare, medical and automotive industries. The Company also offers a line of stock packaging primarily to the retail confectionary industry. MOD-PAC also has a personalized print product line that offers a comprehensive line of products for consumer and corporate social occasions.

Additional information on MOD-PAC can be found at its website: http://www.modpac.com.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by Rosalia Capital LLC.  In connection with the transaction, the Company will file a proxy statement and file or furnish other relevant materials with the Securities and Exchange Commission, or SEC. SHAREHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY ALL RELEVANT MATERIALS FILED OR FURNISHED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE PROXY STATEMENT WHEN IT IS AVAILABLE, BECAUSE THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Shareholders will be able to obtain a free copy of the proxy statement when available and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov, or by directing a request by mail to MOD-PAC Corp., 1801 Elmwood Avenue, Buffalo, NY 14207. The contents of the websites referenced above are not deemed to be incorporated by reference into the proxy statement.

Participants in Solicitation

The Company and certain of its directors, officers and other members of management may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its shareholders that will occur in connection with the transaction. Information concerning the interests of the persons who may be considered “participants” in the solicitation is set forth in the Company’s proxy statements and Annual Reports on Form 10-K previously filed with the SEC, and will be set forth in the proxy statement relating to the transaction when the proxy statement becomes available.  Copies of these documents can be obtained, without charge, at the SEC’s website at http://www.sec.gov, by directing a request to the Company at the address above.

Forward Looking Statement Disclosure

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of internet related sales, the effectiveness of agreements with print distributors and other factors which are described in MOD-PAC’s annual report on Form 10-K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

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